Exhibit 99.1

Gulf Resources Provides Guidance for fourth quarter 2020 and Announces the Receipt of Governmental Notification to Temporarily Close Bromine Facilities

SHOUGUANG, China, Nov. 30, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today provided operational guidance for fourth quarter 2020 and announced that it has received a notification from the government of Shouguang City, pursuant to which all bromine facilities in Shouguang City will be temporarily closed from December 25, 2020 until February 19, 2021 8:00 AM China Time. Such notification was issued on November 24, 2020, while Company received it on November 26th, 2020. To comply with such notification, the Company expects to temporarily stop production at its bromine facilities during the aforesaid period.

We believe this seasonal closure ordered by the government is part of governmental action plan to curb air pollution，which is worse in the winter, and improve the comprehensive development efficiency of brine resources.

The Company does not anticipate the closure will significantly impact the Company’s business. Winter is normally a slow period for bromine production. Winter is also a slow period for crude salt which cannot be processed during the coldest months. Further, in 2020, when Chinese New Year was earlier, the seasonal closure went from December 16, 2019 to February 10, 2020, there is the same number of closure days ordered by these two government notifications.

This company does not expect the closure will have a material impact on the 4th quarter 2020. The Company still believes it may reach break-even closely at net income approximately between $0.5 Million to $1.0 Million with revenue approximately between $8.0 Million to $9.0 Million for the fourth quarter, 2020 without considering non-operational factors which may arise for the quarter.

The company also does not believe this closure will have a significant impact on 2021 results. The company’s business is always closed for Chinese New Year holidays, which this year begins on February 12, 2021.

Once the closure is ended, we intend to resume production. Since Shouguang City is the one of the largest bromine producing regions in China and since all factories in Shouguang City will be closed, we do not expect to lose business for 2021.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com